DECLARATION OF TRUST

This declaration of trust is made by Reza Mohammed (the "Trustee") in favor of Kopr Resources Corp. (the "Beneficiary"). The trustee solemnly declares that he holds a 100% interest in the Kopr mining claims, Tenure Number 541991 inclusive (the "Property") located about 15km north of the town of Keremeos in south central British Columbia west of Hwy 3A North, British Columbia, Canada, in trust solely for the benefit to the beneficiary.

The trustee further promises the Beneficiary not to deal with the property in any way, except to transfer the Property to the Beneficiary, without written instructions, direction and consent of the Beneficiary.

Given at Vancouver, British Columbia, Canada on the 28th day of November, 2007.

SIGNED SEALED AND DELIVERED by)
REZA MOHAMMED to the presence of)

[signature]
SIGNATURE OF WITNESS

Aleece Gibb
NAME OF WITNESS

1-1250 W. Hastings St.
ADDRESS OF WITNESS

[signature]
REZA MOHAMMED